UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2016

GAMING AND LEISURE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

845 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-2900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On March 29, 2016, Gaming and Leisure Properties, Inc. (“GLPI” or the “Company”) issued a press release announcing the entering into a definitive agreement to sell the entities holding the gaming license and operating assets of The Meadows Racetrack and Casino to Pinnacle Entertainment, Inc., as described below under Item 8.01. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained in this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise. The information in this Item 7.01, including referenced materials posted to the Company’s website, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Securities Exchange Act of 1934, as amended, except as otherwise expressly stated in any such filing.

Item 8.01. Other Events.

As previously announced, on December 15, 2015 GLPI and GLP Capital, L.P. (the “Operating Partnership”) entered into an Amended and Restated Membership Interest Purchase Agreement pursuant to which the Operating Partnership will purchase all of the equity interests of PA Meadows, LLC, the owner of The Meadows Racetrack and Casino (“The Meadows”) located in Washington, Pennsylvania, for a base purchase price of $440 million in cash, subject to certain credits and closing adjustments (the “Meadows Acquisition”). The 180,000 square foot casino, which opened in 2007, contains 3,170 slot machines, 74 table games and 11 poker tables. In addition to the casino, the property includes 11 casual and fine dining restaurants, bars and lounges, a 24-lane bowling alley and a 5/8 mile racetrack with a 500-seat grandstand. Additionally, a 155-room hotel, which is owned and operated by a third party operator, opened in April 2015 and is located adjacent to the casino.

On March 29, 2016, the Operating Partnership entered into an agreement to sell the entities holding the gaming license and operating assets of The Meadows to Pinnacle Entertainment, Inc. (“Pinnacle”) for $138 million in cash. At closing, which is expected during the late third quarter of 2016 contemporaneously with the closing of the Meadows Acquisition, the Operating Partnership will lease The Meadows real estate assets to Pinnacle pursuant to a triple-net lease with an initial 10-year term, with the option to renew for three successive five year terms and a four year term, at Pinnacle's option. The lease will have a fixed base rent component, with annual escalators, plus a percentage rent component. The initial aggregate annual rent under the lease is expected to be approximately $25.5 million, comprised of approximately $14.0 million base rent and approximately $11.5 million percentage rent. The lease contains an annual escalator provision for up to 5% of the base rent, with rent coverage thresholds of 1.8 in year one, 1.9 in year two and 2.0 in year three and thereafter. The escalator remains at 5% for ten years or until total rent is $31 million, at which point the escalator will be reduced to 2% annually thereafter. The percentage rent is adjusted every two years by 4% of the amount by which average property net revenue increases or decreases from the prior period.

Closing of the transaction is subject to customary closing conditions, including regulatory approvals, and there can be no assurances that the transaction will close on the terms described or at all. Closing of the Meadows Acquisition is not conditioned on the successful consummation of this transaction with Pinnacle, nor is the sale of the Meadows operating assets to Pinnacle conditioned on the successful consummation of the previously announced acquisition of substantially all of Pinnacle's real estate assets.

Item 9.01. Financial Statements and Exhibits.

(d) List of Exhibits

Exhibit Number	Description

99.1	Press Release issued by GLPI, dated March 29, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 29, 2016	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ William J. Clifford
	Name:	William J. Clifford
	Title:	Chief Financial Officer

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